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ILFC CEO STEVEN UDVAR-HAZY TO RETIRE
AIG NAMES JOHN PLUEGER ACTING CEO OF ILFC
NEW YORK, February 4, 2010 — American International Group, Inc. (AIG) and International Lease Finance Corporation (ILFC) announced today that Steven F. Udvar-Hazy will retire as director and chief executive officer of ILFC, effective February 5, 2010.
“On behalf of AIG, I would like to thank Steve for his tireless service to ILFC,” said Robert H. Benmosche, AIG President and Chief Executive Officer. “We are grateful for the work he has done to continue ILFC’s leadership in the industry.”
The ILFC Board is considering the long-term management of ILFC, and President John Plueger will succeed Mr. Udvar-Hazy as acting CEO. Mr. Benmosche said that AIG expects a smooth transition. Mr. Plueger has worked at ILFC for 23 years and has served as its President and Chief Operating Officer since 1995. In his current role, Mr. Plueger has been responsible for organizing ILFC’s worldwide sales and marketing efforts, its relationships with the major airframe and engine manufacturers, and all company support for those activities.
Prior to joining ILFC, Mr. Plueger was a Certified Public Accountant with Price Waterhouse and also held financial positions with various companies. Mr. Plueger received a Bachelor of Arts degree from University of California Los Angeles.
Douglas M. Steenland, former president and chief executive officer of Northwest Airlines Corporation, who became ILFC’s non-executive chairman in December 2009, will continue as non-executive chairman. Mr. Steenland, who joined the ILFC board in September 2009, is also a member of the AIG board.
“ILFC and AIG are confident in the long term potential of ILFC as a leader in its marketplace,” Mr. Benmosche said. “ILFC and AIG, overseen by the special committee of ILFC’s Board, have worked to enhance ILFC’S long term potential, including its funding requirements and to manage its portfolio in the best interests of all ILFC constituencies. We anticipate selling some ILFC assets in the future, and we continue to review other options, including accessing the capital markets through secured debt financing.”
Mr. Hazy founded ILFC in 1973 with Leslie and Lou Gonda. AIG acquired ILFC in 1990.
About ILFC
ILFC, headquartered in Los Angeles, California, is the international market leader in the leasing and remarketing of advanced technology commercial jet aircraft to airlines around the world. ILFC owns a portfolio consisting of more than 1,000 jet aircraft.
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ILFC CEO Steven Udvar-Hazy to Retire
February 4, 2010
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About AIG
American International Group, Inc. (AIG), a world leader in insurance and financial services, is the leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In addition, AIG companies are leading providers of retirement services, financial services and asset management around the world. AIG’s common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Ireland and Tokyo.
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